UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28 Engelhard Drive, Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On January 7, 2019, Ocean Power Technologies, Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”), as sales agent, pursuant to which the Company may offer and sell from time to time to or through A.G.P. shares of its common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $25,000,000 (subject to certain limitations set forth in the Sales Agreement).

Such offers and sales, if any, will be made through a prospectus supplement to the prospectus included in the Company’s shelf registration statement on Form S-3 (File No. 333-221867), declared effective by the Securities and Exchange Commission (the “SEC”) on December 12, 2017 (the “Registration Statement”), specifically relating to offers and sales of Common Stock under the Sales Agreement. Due to the offering limitations currently applicable to the Company under General Instruction I.B.6. of Form S-3 and the Company’s public float as of January 7, 2019, and in accordance with the terms of the Sales Agreement, the Company may offer and sell shares of Common Stock having an aggregate offering price of up to $3,645,000 (the “Shares”) to or through A.G.P. under the Sales Agreement through the prospectus supplement dated January 7, 2019 filed by the Company with the SEC (the “ATM Prospectus Supplement”).

Shares may be sold through the ATM Prospectus Supplement by any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended. Under the Sales Agreement, A.G.P. may also sell shares of Common Stock by any other method permitted by law, including in negotiated transactions with the Company’s prior written consent. Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, A.G.P. will use commercially reasonable efforts consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of The Nasdaq Capital Market to sell the Shares from time to time based upon the Company’s instructions, including any price, time or size limits specified by the Company. A.G.P. will not purchase any shares of Common Stock on a principal basis pursuant to the Sales Agreement, except as otherwise agreed by A.G.P. and the Company in writing and expressly set forth in a placement notice. A.G.P.’s obligations to sell the Shares under the Sales Agreement are subject to satisfaction of certain conditions, including customary closing conditions. The Company is not obligated to make any sales of Shares under the Sales Agreement and any determination by the Company to do so will be dependent, among other things, on market conditions and the Company’s capital raising needs.

The Company will pay A.G.P. a commission of 3.25% of the gross sales proceeds of any shares of Common Stock sold through A.G.P., acting as sales agent, under the Sales Agreement. The Sales Agreement contains representations, warranties and covenants that are customary for transactions of this type. In addition, the Company has agreed to provide A.G.P. with customary indemnification and contribution rights. The Company has also agreed to reimburse A.G.P. for certain specified expenses. The offering of the Shares pursuant to the Sales Agreement will terminate upon the termination of the Sales Agreement by A.G.P. or the Company, as permitted therein.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Porter Hedges LLP as to the legality of the Shares is being filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares under the Sales Agreement, nor shall there be any sale of such shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

*5.1	Opinion of Porter Hedges LLP.

*10.1	Sales Agreement, dated January 7, 2019, by and between Ocean Power Technologies, Inc. and A.G.P./Alliance Global Partners.

*23.1	Consent of Porter Hedges LLP (contained in Exhibit 5.1).

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Dated: January 7, 2019	/s/ George H. Kirby III
George H. Kirby III
President and Chief Executive Officer